Exhibit 99.1

The Vita Coco Company Issues Statement Regarding Tariff Relief

NEW YORK, January 8, 2026 (GLOBE NEWSWIRE) -- The Vita Coco Company, Inc. (NASDAQ: COCO) (“Vita Coco” or the “Company”), a leading high-growth platform of better-for-you beverage brands, today announced that Shelley Broader was appointed as a Class II member of the Board of Directors (the “Board”).

Shelley Broader is a highly accomplished executive and corporate director with a distinguished track record of leading and transforming iconic retail and consumer brands. Ms. Broader brings more than 25 years of global leadership experience, having served as President and Chief Executive Officer of Chico’s FAS, Inc., Walmart EMEA, Walmart Canada, and Sweetbay Supermarkets, as well as President and Chief Operating Officer of Michaels Stores. She has overseen organizations with up to $65 billion in P&L responsibility, driving growth, digital innovation, and operational excellence across mass retail, specialty retail, grocery, and consumer services sectors.

Ms. Broader currently serves on the boards of Loblaw Companies Limited, IFCO Systems GmbH, Inspire Medical Systems, Inc., and Luke’s Lobster, and has previously held board roles with Dutch Bros., Raymond James Financial, Inc., and Massmart Holdings Limited. She is widely respected for her expertise in strategy, risk oversight, executive development, digital transformation, and ESG leadership.

“We are delighted to welcome Shelley to the Vita Coco Board,” said Mike Kirban, Co-Founder and Executive Chairman, The Vita Coco Company. “Her deep experience in leading global consumer businesses and her proven ability to drive transformation and growth will be invaluable as we continue to expand our brand and deliver value to our shareholders.”

About The Vita Coco Company

The Vita Coco Company is a family of brands on a mission to reimagine what’s possible when brands deliver healthy, nutritious, and great-tasting products that are better for consumers and better for the world. This includes its flagship coconut water brand, Vita Coco, and protein-infused water, PWR LIFT. The Company was co-founded in 2004 by Michael Kirban and Ira Liran and is a public benefit corporation and Certified B Corporation. Vita Coco, the principal brand within the Company’s portfolio, is the leading coconut water brand in the U.S. With electrolytes, nutrients, and vitamins, coconut water has become a top beverage choice among consumers after a workout, in smoothies, as a cocktail mixer, after a night out, and more.

CONTACTS
Investor Relations: ICR, Inc.
investors@thevitacococompany.com